Exhibit 99.1

China Electric Motor Appoints New Board Members and Chief Executive Officer and Forms a Special Litigation Committee

SHENZHEN, China, September 20, 2011 /PRNewswire-Asia-FirstCall/ -- China Electric Motor, Inc., a Delaware corporation and China-based company that engages in the design, production, marketing and sale of micro motor products, today announced that:

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Mr. Yue Wang has resigned his positions as President and Chief Executive Officer of the Company and as a member of the Board of Directors of the Company (the “Board”), and Mr. Fugui Wang has resigned his position as Chairman and a member of the Board. They also resigned their respective positions with the subsidiaries of the Company;

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the Board has appointed each of Mr. Xiaohui Li and Ms. Xiaoying Zhou to serve as directors. As a result, the Board currently consists of three members -- namely, Mr. Xiaohui Li, Ms. Xiaoying Zhou and Mr. Liang Tang;

•	the Board has appointed Mr. Xiaohui Li to serve as President and Chief Executive Officer of the Company and as Chairman of the Board, effective immediately;

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the Board has appointed a Special Litigation Committee to investigate the claims in the shareholder derivative suit recently brought against certain of the Company’s former and current officers and directors and make a recommendation as to whether it is in the best interests of the Company to pursue, dismiss or consensually resolve the claims. The Special Litigation Committee currently consists solely of the newly appointed independent director, Ms. Xiaoying Zhou.

Mr. Li, age 36 , served as Vice President of Changsha Electronic Inc., an electronics manufacturing company in China, since March 2006. Mr. Li served as administration manager of Hengfu Property, a real estate development company in China, from March 2003 to March 2006.  Mr. Li obtained a bachelor’s degree in communications in 2001 from Shaoyang Radio & TV University in China.  Mr. Li has had no prior affiliation with the Company.

Ms. Zhou, age 34, has served as Senior Financial Management Advisor of Ping An Insurance Company of China Ltd. since March 2005 and served as that company’s Customer Relations Manager from March 2000 to March 2005. Ms. Zhou obtained a bachelor’s degree in Chinese in 1998 from Xiangying University in China.  Ms. Zhou has had no prior affiliation with the Company.

The newly appointed Special Litigation Committee, currently consisting solely of Ms. Zhou, will investigate the claims in the shareholder derivative suit recently brought against certain of the Company’s former and current officers and directors and matters related thereto, and will make a recommendation as to whether it is in the best interests of the Company to pursue, dismiss or consensually resolve such claims or other claims related thereto.  The Special Litigation Committee has the power to retain counsel and expert advisors, as appropriate, to assist it in the investigation, gather and review relevant documents, including internal and publicly available information relating to the claims, interview persons who may have knowledge of the relevant information, and prepare a report setting forth its conclusions and recommended course of action with respect to the claims in the derivative suit or other claims related thereto.

About China Electric Motor, Inc.

China Electric Motor, Inc. is a China-based company that engages in the design, production, marketing and sale of micro motor products through its subsidiaries, Shenzhen YuePengCheng Motor Co., Ltd. and Ningbo Heng Bang Long Electrical Equipment Co., Ltd. The Company's products are incorporated into consumer electronics, automobiles, power tools, toys and household appliances, and are sold under its "Sunna" brand name. The Company provides micro motor products that meet the growing demand for efficient, quiet and compact motors from manufacturers of consumer electronics, automobiles, power tools, toys and household appliances. China Electric Motor, Inc. sells its products directly to original equipment manufacturers and to distributors and resellers both domestically in the People's Republic of China and internationally to customers in Korea and Hong Kong. The Company's manufacturing facilities are located in Shenzhen, Guangdong and Ningbo, Zhejiang.

For further information: China Electric Motor, Inc. Investor Relations, +1-646-405-4933